Exhibit 1.1

CELLECTIS

French société anonyme (corporation) with share capital of € 2,779,188.40

Registered office : 8 rue de la Croix Jarry, 75013 Paris

Paris Trade and Companies Registry no. 428 859 052

BYLAWS

Updated as of February 8, 2023

Copy certified as true to the original by

the Chief Executive Officer

André Choulika

ARTICLE 1 - FORM

The Company is a corporation (société anonyme), governed by Book II of the French commercial code (code de commerce) and by the present bylaws.

ARTICLE 2 - NAME

The name of the Company is:

CELLECTIS

In all deeds and documents emanating from the Company and addressed to third parties, this name must always be immediately preceded or followed by the words “société anonyme” or the initials “S.A.” and by the mention of the amount of the share capital.

ARTICLE 3 - PURPOSES

The Company’s purposes, both in France and abroad, are all activities relating to genetics and more particularly to genome engineering and, notably, research, development and invention, filing and use of patents and trademarks, valorization, sale and marketing, advice and assistance in any field, and more particularly in the fields of agrifood, pharmaceuticals, textile and environment; and generally, all industrial, commercial, financial, civil, and personal or real property operations that may be directly or indirectly related to the purposes above or any similar or connected purposes.

ARTICLE 4 - REGISTERED OFFICE

The registered office of the Company is located at 8 rue de la Croix Jarry, 75013 Paris.

It may be transferred anywhere else in French territory by a decision of the Board of Directors, subject to the ratification of such decision by the next ordinary general meeting, and elsewhere by virtue of a resolution of the extraordinary general meeting.

If a transfer is decided by the Board of Directors, the Board is authorized to amend the bylaws and perform the publication and filing formalities required as a result, provided it is stated that the transfer is subject to the aforementioned ratification.

ARTICLE 5 - DURATION

The term of the Company shall be ninety-nine (99) years starting from the date of its registration with the Trade and Companies Registry, except in the event it is dissolved before the expiration of its term or if said term is extended by an extraordinary general shareholders’ meeting.

ARTICLE 6 - SHARE CAPITAL

The Company has a share capital of € 2,779,188.40. It is divided into 55?583,768 shares with a par value of € 0.05 each, all fully paid-up.

It may be increased or reduced as provided by the French commercial code (code de commerce).

On October 28, 2011, the shareholders’ general meeting approved the contribution to the Company of 11,111,089 shares of Cellartis, a Swedish Company with a share capital of SEK 2,222,217.80, which registered office is located at Arvid Wallgrens Backe 20, SE-41346 Göteborg (Sweden). This contribution, valued at €17,399,997, resulted in a share capital increase of a nominal amount of € 96,666.65 and the issuance of 1,933,333 shares at a price of € 9 each (share premium included), with a par value of €0.05 each, allocated to Cellartis shareholders in exchange for their respective contributions.

ARTICLE 7 - LEGAL FORM

Fully paid-up shares are either held in registered or bearer form at the option of each shareholder, subject to the applicable legal provisions regarding the form of shares held by certain natural or legal persons. Non fully paid-up shares must be held in registered form.

Shares are registered in an account under the conditions and in the manner prescribed by applicable laws and regulations.

Ownership of the shares delivered in registered form results from their registration in a registered account.

ARTICLE 8 -  SHARE TRANSFERS – IDENTIFYING THE SHAREHOLDERS

8.1 Shares registered in accounts are freely transferable from one account to another through a wire, in accordance with applicable laws and regulations.

8.2 The Company may also, subject to applicable laws and regulations, at its own expense, request from an authorized agency at any time, the name, or, in the case of a legal entity, the corporate name, nationality, and address of holders of securities granting an immediate or future right to vote at its shareholders’ meetings, and the number of securities held by each of them and, if applicable, any restrictions to which these securities may be subject.

ARTICLE 9 - RIGHTS AND OBLIGATIONS PERTAINING TO SHARES

The rights and obligations attached to a share follow the share to any transferee to whom it may be transferred and the transfer includes all unpaid dividends due and dividends to be paid, as well as, as the case may be, the pro-rata portion of the reserve funds and provisions.

The ownership of a share implies ipso facto the owner’s approval of the present bylaws and the decisions adopted by general shareholders’ meetings.

In addition to the voting right attached to shares in accordance with applicable law, each share gives right to a pro-rata portion of corporate assets, profits, and of liquidation surplus, proportional to the portion of the share capital it represents.

Whenever it is necessary to hold several shares to exercise any right, shareholders or securities’ holders shall take it upon themselves to pool the number of shares or securities required.

In accordance with the provisions of the French commercial code (code de commerce), all fully paid-up shares which have been held in registered form for at least two years by the same shareholder will be granted double voting rights in comparison to the voting right attached to other shares which shall be equal to amount of share capital it represents.

ARTICLE 10 - PAYING UP OF THE SHARES

Amounts to be paid as payment for shares subscribed pursuant to a share capital increase shall represent not less than one-fourth of their par value and the entire amount of the premium (as the case may be).

The Board of Directors shall make calls for payment of the balance, in one or more installments, within a period of five years from the date the capital increase is completed.

Each shareholder shall be notified of the amounts called and the date on which the corresponding sums are to be paid at least fifteen days before the due date.

Shareholders who do not pay amounts owed on the shares they hold by the due date shall automatically and without the need for a formal demand for payment owe the Company late payment interest calculated on a daily basis, on the basis of a 360 day year, starting as of the due date at the legal rate in commercial matters, plus three points, without prejudice to the Company’s personal action against such defaulting shareholder and the enforcement measures authorized by law.

ARTICLE 11 - BOARD OF DIRECTORS

11.1.    Composition

The Company is managed by a Board of Directors composed of individuals or legal entities, the number of which is determined by the ordinary general shareholders’ meeting within the limits of law.

At the time they are appointed, legal entities shall designate an individual as their permanent representative to the Board of Directors. The term of office of the permanent representative shall be the same as the term of office of the legal entity it represents. If a legal entity removes its permanent representative from office, it shall immediately appoint a replacement. The same provision shall also apply in the event of the death or resignation of the permanent representative.

The term of directors’ office shall be three years (3), with a year being defined as the period between two consecutive ordinary general shareholders’ meetings. Directors’ term of office shall occur at the end of the ordinary general shareholders’ meeting which voted on the financial statements for the past fiscal year and held in the year during which said directors’ term of office occurs.

Directors are always eligible for reappointment. They may be removed from office at any time by a decision of a general shareholders’ meeting.

In the event of one or more vacancies on the Board of Directors due to death or resignation, the Board may make temporary appointments between two general shareholders’ meetings.

Appointments made by the Board pursuant to the preceding paragraph shall be submitted for ratification by the next ordinary general shareholders’ meeting.

If such appointments are not ratified, decisions adopted and acts performed by the Board shall nevertheless remain valid.

If the number of directors falls below the statutory minimum, the remaining directors shall immediately convene an ordinary general shareholders’ meeting in order to supplement the Board.

A director appointed to replace another director if the term of the latter’s office has not yet expired shall serve only for the remaining portion of his predecessor’s term of office.

Company’s employees may be appointed as directors. However, their employment contracts must correspond to actual employment. In such case, employees do not lose the benefit of their employment contracts.

The number of directors who have employment contracts with the Company shall not exceed one-third of the directors in office.

The number of directors over the age of 75 shall not exceed one-third of the directors in office. If this limit is exceeded during the directors’ terms of office, the oldest director shall automatically be deemed to have resigned at the end of the next ordinary general shareholders’ meeting.

11.2 Chairman

The Board of Directors shall elect a Chairman from among its members, who shall be an individual. The Board shall determine its term of office, which shall not exceed its term of office as director, and may remove him from office at any time. The Board shall set his compensation.

The Chairman shall organize and manage the work of the Board and report it to the general shareholders’ meetings. The Chairman is responsible for the good functioning of the Company’s corporate bodies and, notably, sees that the directors are able to carry out their functions.

The Chairman of the Board cannot be more than 75 years old. If the Chairman reaches this age limit during his term of office as Chairman, he shall automatically be deemed to have resigned at the end of the current office. Subject to this provision, the Chairman of the Board is always eligible for reappointment.

11.3 Observers

The ordinary shareholders’ meeting may, upon suggestion from the Board of Directors, appoint one or several observers. The Board of Directors may also directly appoint the members, subject to ratification by the following general meeting.

The number of observers may not exceed five. They are freely chosen in light of their abilities.

They are appointed for a term of three (3) years.

The observers review questions that the Board of Directors or its Chairman submit for their opinion. The observers attend the Board of Directors meetings and participate in the discussions only with a consultative voice. Their absence shall have no effect on the validity of the vote.

They are convened to Board meetings under the same conditions as the Board members.

The Board of Directors may compensate the observers and take such compensation from the amount of attendance fees (jetons de présence) if any, authorized by the general shareholders’ meeting for the purposes of compensating directors.

ARTICLE 12 MEETING OF THE BOARD

12.1. The Board of Directors shall meet as often as required for the interest of the Company.

12.2. Directors are convened to the Board meetings by the Chairman of the Board. The Chairman convenes meetings of the Board of Directors by any means, in oral or written form.

The Chief Executive Officer may also ask the Chairman to convene the Board on a specific agenda.

When a works council (comité d’entreprise) has been formed, the representatives of such committee, appointed in accordance with the provisions of the French labor code (code du travail), shall be convened to all the Board meetings.

The Board meetings are held either at the registered office or at any other place, in France or abroad as indicated at the time of the convening.

12.3. The Board can only validly take decisions if half of its members are present.

The Board’s decisions are taken at the majority of votes of its members present or represented by proxy; in the case of deadlock; the Chairman shall have the casting vote.

12.4. Internal regulations may be adopted by the Board of Directors providing, among others, that for the calculation of the quorum and of the majority, the directors participating in the meeting of the board by means of visioconference consistent with applicable regulations, shall be considered as having attended the meeting in person. This provision is not applicable for the adoption of a resolution relating to L. 232-1 and L. 232-16 of French commercial code (code de commerce).

12.5. Each director receives the information necessary to perform its duties and office and may ask to be provided with any other documents it deems necessary.

12.6. Any director may give to another director, by letter, cable, email or telex, a proxy to be represented at a meeting of the board. However, each director can only represent one director during each meeting.

12.7. The Board of Directors may also take the following decisions within the scope of the Board’s own powers by written consultation with the directors:

- provisional appointment of members of the Board as provided for in Article L. 225-24 of the French Commercial Code,

- authorization of sureties, endorsements and guarantees provided for in the last paragraph of Article L. 225-35 of the French Commercial Code,

- decision taken on the basis of the delegation granted by the Extraordinary General Meeting in accordance with the second paragraph of Article L. 225-36 of the French Commercial Code, to amend the Articles of Association to bring them into compliance with the legal and regulatory provisions,

- convening shareholders’ general meetings, and

- transfer of the head office in the same department.

When the decision is taken by written consultation, the text of the proposed resolutions accompanied by a voting form is sent by the Chairman to each member of the Board of Directors by electronic means (with acknowledgement of receipt).

The directors have a period of 3 working days following receipt of the text of the proposed resolutions and the voting form to complete and send the voting form, dated and signed, to the chairman by electronic means (with acknowledgement of receipt), ticking a single box for each resolution corresponding to the meaning of its vote.

If no or more than one box has been ticked for the same resolution, the vote will be null and void and will not be taken into account for the calculation of the majority.

Any Director who has not sent his answer within the above-mentioned time limit will be considered absent and his vote will therefore not be taken into account for the calculation of the quorum and the majority.

During the time limit for reply, any director may require any additional explanations from the initiator of the consultation.

Within five (5) working days following receipt of the last ballot paper, the Chairman shall draw up and date the minutes of the deliberations, to which the ballot papers shall be appended and which shall be signed by the Chairman and a director who participated in the written consultation. »

12.8. The copies or abstracts of the minutes are certified by the Chairman of the Board of Directors, the Chief Executive Officer and the director temporarily delegated in the duties of Chairman or by a representative duly authorized for that purpose.

ARTICLE 13 – POWERS OF THE BOARD OF DIRECTORS

The Board of Directors shall establish the Company’s business policies and ensure that they are carried out. Subject to the powers expressly granted to shareholders’ meetings, and within the limits of the corporate purpose, the Board of Directors may consider any issue relating to the proper operation of the Company and shall resolve on matters that relate to the Company.

With regards to third parties, the Company shall be bound by the acts of the Board of Directors that exceed the scope of the corporate purpose, unless the Company proves that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within the corporate purpose; however, the mere publication of the bylaws is not sufficient to constitute such proof.

The Board of Directors can carry out all controls and verifications it deems necessary.

Furthermore, the Board of Directors shall exercise the special powers conferred by law.

ARTICLE 14 – GENERAL MANAGEMENT

14.1.1. The Company’s executive management functions shall be performed, under its responsibility, by the Chairman of the Board of Directors or another individual appointed by the Board of Directors, who shall hold the title of Chief Executive Officer.

The Chief Executive Officer is vested with the most extensive powers to act under all circumstances on behalf of the Company. The Chief Executive Officer performs his powers within the limits of the purpose of the Company, except for those powers expressly granted by law to the meetings of shareholders and to the Board of Directors.

The Chief Executive Officer shall represent the Company in its relations with third parties. The Company shall be bound by acts of the Chief Executive Officer that exceed the scope of the corporate purpose, unless the Company is able to prove that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within the corporate purpose; however, the mere publication of the bylaws is not sufficient to constitute such proof.

14.1.2. The Chief Executive Officer cannot be more than 75 years old. If the Chief Executive Officer reaches this age limit, he shall automatically be deemed to have resigned. However, the Chief Executive Officer’s term of office shall be prolonged until the next Board of Directors meeting, at which a new Chief Executive Officer shall be appointed.

14.1.3. If the Chief Executive Officer is a director, the term of his office shall not exceed his term of office as director.

The Board of Directors may remove the Chief Executive Officer from office at any time. If the removal from office is decided without fair cause, the Chief Executive Officer removed from office may claim damages unless the Chief Executive Officer is also Chairman of the Board of Directors.

14.1.4. By a decision adopted by a majority vote of the directors present or represented by proxy, the Board of Directors shall choose between the two options of exercise of the general management described in Article 14.1.1, paragraph 1. The shareholders and third parties shall be informed of such choice in the manner prescribed by applicable laws and regulations.

The choice made by the Board of Directors shall remain in effect until a contrary decision of the Board or, at the Board’s discretion, for the duration of the Chief Executive Officer’s term of office.

If the Company’s executive management functions are carried out by the Chairman of the Board of Directors, the provisions concerning the Chief Executive Officer shall apply to him.

In accordance with the provisions of Article L. 706-43 of the French code of criminal procedure (code de procédure pénale), the Chief Executive Officer may validly delegate to any individual of his choice the power to represent the Company in connection with criminal proceedings that may be filed against the Company.

14.2.1. Upon proposal of the Chief Executive Officer, the Board of Directors may authorize one or more individuals to assist the Chief Executive Officer in the capacity of Deputy Chief Executive Officer.

In accordance with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Chief Executive Officers. The Board of Directors shall set their compensation. If a Deputy Chief Executive Officer is also a director, the term of his office shall not exceed his term of office as director.

No more than five Deputy Chief Executive Officers shall be appointed.

Pursuant to a proposal of the Chief Executive Officer, the Deputy Chief Executive Officer(s) may be removed from office by the Board of Directors at any time. If the removal from office is decided without fair cause, a Deputy Chief Executive Officer removed from office may claim damages.

Deputy Chief Executive Officers cannot be more than 75 years old. If a Deputy Chief Executive Officer in office reaches this age limit, he shall automatically be deemed to have resigned. The Deputy Chief Executive Officer’s term of office shall be prolonged until the next Board of Directors’ meeting, at which a new Deputy Chief Executive Officer may be appointed.

If the Chief Executive Officer ceases its office or is unable to perform its duties, unless otherwise decided by the Board of Directors, the Deputy Chief Executive Officer(s) shall remain in office and retain their powers until the appointment of a new Chief Executive Officer.

Vis-à-vis third parties, the Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer.

ARTICLE 15 - AGREEMENTS SUBJECT TO AUTHORIZATION

15.1. Any sureties, endorsements and guarantees granted by the Company shall be authorized by the Board of Directors in accordance with the requirements prescribed by law.

15.2. Any agreement to be entered into, whether directly or indirectly or through an intermediary, between the Company and its Chief Executive Officer, one of its Deputy Chief Executive Officer(s), one of its directors, one of its shareholders holding more that 10 % of the voting rights or, in the case of a Company being a shareholder, the Company controlling it within the meaning of article L 233-3 of the commercial code, must be submitted for the prior authorization of the Board of Directors. .

The same applies for agreements in which one of the persons referred to in the above paragraph is indirectly interested.

Such prior authorization is also required for agreements between the Company and another Company, should the general manager, one of the Deputy Chief Executive Officer or one of the directors of the Company be owner, partner with unlimited liability, manager, director, member of the supervisory board or, in general, manager of said Company.

The prior authorization of the Board of Directors shall be delivered in accordance with the requirements prescribed by law.

The above provisions do not apply to agreements relating to current transactions entered into under ordinary conditions or to agreements entered into between two companies, one of which holds, directly or indirectly, all of the capital of the other, minus, if applicable, the minimum number of shares required to satisfy the requirements of article 1832 of the French civil code or articles L. 225-1 and L. 226-1 of the French commercial code.

ARTICLE 16 - PROHIBITED AGREEMENTS

Directors, other than legal entities, are forbidden to contract loans from the Company in any form whatsoever, to secure an overdraft from it, as a current account or otherwise, and to have the Company guarantee or secure their commitments toward third parties.

The same prohibition applies to the Chief Executive Officer, the Deputy Chief Executive Officers and to the permanent representatives of directors that are legal entities. The foregoing provision also applies to the spouses, ascendants and descendants of the persons referred to in this article, as well as to all intermediaries.

ARTICLE 17 - STATUTORY AUDITORS

Audits of the Company shall be carried out, as provided by law, by one or more statutory auditors legally entitled to be elected as such. When the conditions provided by law are met, the Company must appoint at least two supervisory auditors.

The statutory auditor(s) shall be appointed by the ordinary general meeting.

The ordinary general meeting shall appoint, in the cases provided for by law, one or more alternate statutory auditors, which shall be called upon to replace the primary statutory auditors in the event of refusal, impediment, resignation or death.

Should the general ordinary meeting of the shareholders fail to elect a statutory auditor, any shareholder can claim in court that one be appointed, provided that the President of the Board of Directors be duly informed. The term of office of the statutory auditor appointed in court will end upon the appointment of the statutory auditor(s) by the general ordinary meeting of the shareholders.

ARTICLE 18 - GENERAL SHAREHOLDERS’ MEETING QUORUM – VOTE – NUMBER OF VOTES

General shareholders’ meetings shall be convened and held as provided by law.

If the Company wishes to convene the meeting by electronic means in lieu and place of the postal mail, it has to obtain the prior approval of the interested shareholders which will indicate their electronic address.

Meetings shall be held at the registered office or at any other location specified in the convening notice.

The right to participate in general shareholders’ meetings is determined by the applicable laws and regulations and is conditioned upon the registration of shares under the shareholder’s name or under an intermediary’s name acting on its behalf, on the second business day prior to the general shareholders’ meeting at midnight (Paris time), either in the registered shares accounts held by the Company or in the bearer shares accounts held by the authorized intermediary.

If a shareholder does not attend the meeting in person, it can grant a proxy to another shareholder, to its spouse or partner of French pacte civil de solidarité (PACS) or any other individual or legal entity. It can also send vote by correspondence or send a proxy to the Company without indicating the beneficiary, in accordance with applicable laws.

In accordance with the requirements prescribed by the laws and regulations in force, the Board of Directors may arrange for shareholders to participate and vote by videoconference or means of telecommunication, including internet, that allow them to be identified. If the Board of Directors decides to exercise this right for a particular shareholders’ meeting, such decision shall be mentioned in the meeting notice (avis de réunion) and/or convening notice (avis de convocation) of the meeting. Shareholders who participate in shareholders’ meetings be videoconference or any of the other means of telecommunication referred to above, as selected by the Board of Directors, shall be deemed present for the purposes of calculating the quorum and majority. Shareholders who use the electronic voting form provided on the website set up by the meeting’s centralizing agent are deemed to be present. The electronic form can be entered and signed directly on this site by means of an identification code and a password. The proxy or the vote thus expressed before the meeting by this electronic means, as well as the acknowledgement of receipt which is given, will be considered as non-revocable writings and opposable to all.

Shareholders’ meetings shall be chaired by the Chairman of the Board of Directors or, in its absence, by the Chief Executive Officer or by a Deputy Chief Executive Officer if he is a director, or by a director specifically appointed for such purposes by the Board. If no president has been appointed, the shareholders’ meeting shall elect its own chairman.

The duties of scrutineers shall be performed by the two members of the shareholders’ meeting who are present and hold the greatest number of votes, and who agree to perform such duties. The officers shall appoint a secretary, who may but need not be a shareholder.

An attendance sheet is drawn up, in accordance with the requirements prescribed by law.

Upon first notice, an ordinary general shareholders’ meeting may validly deliberate only if the shareholders present or represented by proxy own at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required.

Resolutions of the ordinary general meeting shall be passed by a majority of the votes cast by the shareholders present or represented. The votes cast do not include those attached to shares for which the shareholder did not take part in the vote, abstained from voting or voted blank or null and void.

Upon first notice, an extraordinary general shareholders’ meeting may validly deliberate only if the shareholders present or represented by proxy own at least one-fourth of the shares entitled to vote. Upon second notice, an extraordinary general shareholders’ meeting may validly deliberate only if the shareholders present or represented by proxy own at least one-fifth of the shares entitled to vote.

Resolutions of the Extraordinary General Meeting shall be passed by a two-thirds majority of the votes cast by the shareholders present or represented. The votes cast do not include those attached to shares for which the shareholder did not take part in the vote, abstained or voted blank or null and void”.

Copies or extracts of shareholder meeting minutes may be validly certified by the Chairman of the Board of Directors, a director who holds the position of Chief Executive Officer or Deputy Chief Executive Officer or by the secretary of the meeting.

Ordinary and extraordinary general shareholders’ meetings shall exercise their respective powers in accordance with the requirements prescribed by law.

ARTICLE - 19 – FISCAL YEAR

Each fiscal year shall last one year, starting on January 1 and ending on December 31.

ARTICLE 20 - PROFITS – STATUTORY RESERVE FUND

Out of the profit of a fiscal year, reduced by prior losses if any, an amount equal to at least 5 % thereof is first deducted in order to form the legal reserve fund provided by law. This deduction is no longer required when the legal reserve fund amounts to one tenth of the capital of the Company.

Distributable profit is the profit of a fiscal year, reduced by prior losses and by the deduction provided for in the preceding paragraph and increased by the profits carried forward.

ARTICLE 21- DIVIDENDS

If there results a distributable profit from the accounts of the fiscal year, as approved by the general meeting, the general meeting may decide to allocate it to one or several reserve funds, the appropriation or use of which it shall determine, or to carry it forward or to distribute it as dividends.

Furthermore, after having established the existence of reserves which it may dispose of, the general meeting may decide the distribution of amounts paid out of such reserves. In such case, the payments shall be made. However, the dividends shall be set off by priority on the distributable profit of the fiscal year.

The general meeting shall determine the terms of payment of dividends ; failing such determination, these terms shall be determined by the Board of Directors.

However, the dividends must be declared payable no more than nine months following the close of the fiscal year.

The general meeting deciding upon the accounts of a fiscal year will be entitled to grant to each shareholder, for all or part of the distributed dividends, an option between payment in cash or in shares.

Similarly, should the ordinary general meeting resolve the distribution of interim dividends pursuant to article L. 232-12 of the French commercial code (code de commerce) , it will be entitled to grant to each shareholder an interim dividend and, for whole or part of the said interim dividend, an option between payment in cash or in shares.

The offer of payment in shares, the price and the conditions as to the issuing of such shares, together with the request for payment in shares and the conditions of the completion of the capital increase will be governed by the law and regulations.

When a balance sheet, drawn up during, or at the end of the fiscal year, and certified by the statutory auditor, shows that the Company, since the close of the preceding fiscal year, after having made the necessary depreciations and provisions and after deduction of the prior losses, if any, as well as of the amounts which are to be allocated to the reserve fund provided by law or by the by-laws and taking into account the profits carrying forward, has made profits, the Board of Directors may resolve the distribution of interim dividends prior to the approval of the accounts of the fiscal year, and may determine the amount thereof and the date of such distribution. The amount of such interim dividends cannot exceed the amount of the profits as defined in this paragraph. In this case, the option described in the preceding paragraph shall not be available.

ARTICLE 22 - EARLY DISSOLUTION

An extraordinary general shareholders’ meeting may, at any time, decide to dissolve the Company before the expiration of its term.

ARTICLE 23 - LOSS OF ONE HALF OF SHARE CAPITAL

If, as a consequence of losses showed by the Company’s accounts, the net assets (capitaux propres) of the Company are reduced below one half of the capital of the Company, the Board of Directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders in order to decide whether the Company ought to be dissolved before its statutory term.

If the dissolution is not declared, the capital must, at the latest at the end of the second fiscal year following the fiscal year during which the losses were established and subject to the legal provisions concerning the minimum capital of sociétés anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

In the absence of a meeting of shareholders, or in the case where the Company has not been able to validly act, any interested party may institute legal proceedings to dissolve the Company.

ARTICLE 24 - EFFECT OF THE DISSOLUTION

The Company is in liquidation as soon as it is dissolved for any reason whatsoever. It continues to exist as a legal entity for the needs of this liquidation until the liquidation is completed.

During the period of the liquidation, the general meeting shall retain the same powers it exercised during the life of the Company.

The shares shall remain transferable until the completion of the liquidation proceedings.

The dissolution of the Company is only valid vis-à-vis third parties as from the date at which it is published at the Trade and Companies Registry.

ARTICLE 25 - APPOINTMENT OF LIQUIDATORS – POWERS

When the Company’s term expires or if the Company is dissolved before the expiration of its term, a general shareholders’ meeting shall decide the method of liquidation, appoint one or more liquidators and determine their powers. The liquidators will exercise their duties in accordance with the law. The appointment of liquidators shall cause the duties of the directors, Chairman, Chief Executive Officer and Deputy Chief Executive Officers to end.

ARTICLE 26 - LIQUIDATION – CLOSING

After payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the amount paid for their shares and not amortized.

The balance, if any, shall be divided among all the shareholders.

The shareholders shall be convened at the end of the liquidation in order to decide on the final accounts, to discharge the liquidator from liability for his acts of management and the performance of his office, and to take notice of the closing of the liquidation.

The closing of the liquidation is published as provided by law.

ARTICLE 27 - NOTIFICATIONS

All notifications provided for in the present bylaws shall be made either by registered mail with acknowledgment of receipt or by process server. Simultaneously a copy of the notification shall be sent to the recipient by ordinary mail.

—ooOoo—